UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

INFORMATION STATEMENT

SCHEDULE 14C INFORMATION

(Rule 14c-101)

Information Statement Pursuant to Section 14(c)

of the Securities Exchange Act of 1934

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XsunX, Inc.
(Name of Registrant as Specified in its Charter)

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XsunX, Inc.

8834 Mayfield Road, Suite C

Chesterland, Ohio 44026

June     , 2020

Dear Fellow Shareholders:

Our board of directors and preferred shareholder have approved amendments to XsunX’s articles of incorporation. These amendments will:

●	effectuate a 1-for-1,000 reverse stock split of XsunX’s outstanding common stock; and

●	change the name of the company from “XsunX, Inc.” to “NovAccess Global Inc.”

Our board believes that the reverse split and corporate name change are in the best interests of the company and our shareholders and will position the company to transition into a new business plan focused on commercializing developmental healthcare solutions in the biotechnology, medical, and health and wellness markets. We also expect that the increased per share market price of our stock resulting from the reverse stock split may increase the marketability and liquidity of our stock.

The attached information statement contains a more detailed description of the amendments to our articles of incorporation and I encourage you to read it thoroughly. However, we are not asking you for a proxy and you are requested not to send us a proxy.

Sincerely,

Daniel G. Martin

Chairman and Chief Executive Officer

XsunX, Inc. Schedule 14C Information Statement

General Information

This information statement is being furnished to our shareholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934 (Exchange Act), and related rules and regulations. Our board of directors and preferred shareholder have approved amendments to XsunX’s articles of incorporation to: (1) effectuate a 1-for-1,000 reverse stock split of XsunX’s outstanding shares of common stock; and (2) change the name of the company from “XsunX, Inc.” to “NovAccess Global Inc.” Although no action is required by you, we encourage you to read this information statement carefully in its entirety. No action is required by you because the approval for the amendments has already been obtained and no meeting of our shareholders will be held or proxies or consents solicited from our shareholders. Accordingly, your consent is not required and is not being solicited in connection with this action. We are not asking you for a proxy and you are requested not to send us a proxy.

Our board of directors has fixed the close of business on June 15, 2020, as the record date for the determination of shareholders who are entitled to receive this information statement. There were 1,601,887,744 shares of our common stock issued and outstanding on the record date. We anticipate that this information statement will be mailed on or about             , 2020 to all shareholders of record as of the record date.

Amendments to Our Articles of Incorporation

Background

On June 2, 2020, TN3, LLC, a limited liability company owned by Daniel G. Martin, purchased all of the outstanding shares of preferred stock of XsunX from Tom Djokovich, our former president and chief executive officer, for $50,000. In addition, TN3 agreed to pay for certain expenses of the transaction incurred by Mr. Djokovich and XsunX totaling more than $50,000. Upon acquiring the preferred shares, Mr. Martin became the sole director and chief executive officer of the company. For more information about Mr. Martin’s acquisition of the preferred stock and his appointment to our board, please see our Schedule 14F-1/A filed with the Securities and Exchange Commission (SEC) on May 13, 2020 and Form 8-K filed with the SEC on June 8, 2020.

After Mr. Martin joined XsunX, we continued to market our current solar energy services while preparing to transition into a new business plan focused on commercializing developmental healthcare solutions in the biotechnology, medical, and health and wellness markets. Initially, we intend to acquire StemVax, LLC from Innovest Global, Inc. StemVax is a biotechnology company developing novel therapies for brain tumor patients and holds a related exclusive patent license from Cedars-Sinai Medical Center in Los Angeles, California known as StemVax Glioblast (SVX-GB).

On June 2, 2020, we entered into a membership interest purchase agreement with Innovest to acquire StemVax for 7.5 million shares of our unregistered common stock (after giving effect to the 1-for-1,000 reverse stock split described in this information statement). We expect to complete the acquisition in the third calendar quarter of 2020, but cannot guarantee that the transaction will be completed when expected, or at all.

We believe that investing in the biotechnology industry will produce significantly increased value for our shareholders. However, we cannot guaranty that we will be successful in this endeavor or that we can locate, acquire and finance the acquisition of biotechnology companies. Currently, we continue to engage in the marketing of solar photovoltaic power generation and storage solutions.

Corporate Name Change

Our board of directors and preferred shareholder have approved an amendment to our articles of incorporation to change the name of the company from “XsunX, Inc.” to “NovAccess Global Inc.” by amending Article I of our articles of incorporation to replace it with the following:

“The name of the corporation is: NovAccess Global Inc.”

In connection with our new business focus, we are changing the name of the company to “NovAccess Global Inc.” The new name reflects that we are pursuing investments in the biotechnology industry. As a result, our board believes that the name change is in the best interests of the company and our shareholders.

Reverse Stock Split

Our board of directors and preferred shareholder have approved an amendment to our articles of incorporation to effectuate a 1-for-1,000 reverse stock split by amending Article IV of our articles of incorporation to add Section 6 as follows:

Section 6. 1-for-1,000 Reverse Stock Split. Each share of the Corporation’s Common Stock, issued and outstanding immediately prior to               , 2020 (the “Split Date”) (the “Old Common Stock”), shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a reverse stock split (the “Reverse Stock Split”), into a fraction thereof of 1/1,000 of a share of the Corporation’s outstanding Common Stock, no par value (the “New Common Stock”), subject to the treatment of fractional interests as described below. Each holder of a certificate or certificates which immediately prior to the Split Date, represented outstanding shares of Old Common Stock (the “Old Certificates,” whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation’s Transfer Agent for cancellation, a certificate or certificates (the “New Certificates,” whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in the New Common Stock will be issued, and no such fractional share interests will entitle the holder thereof to vote, or to any rights of a shareholder of the Corporation. Any fraction of a share resulting from the Reverse Stock Split equal to one-half share or greater will be adjusted upward to the nearest whole share. Any fraction of a share resulting from the Reverse Stock Split equal to less than one-half share will be adjusted downward to the nearest whole share; provided, however, that any Shareholder who holds fewer than 500 shares before the Reverse Stock Split will receive one full share after the Reverse Stock Split. If more than one Old Certificate shall be surrendered at one time for the account of the same Shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the Split Date, the amount of capital represented by the shares of the New Common Stock in which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until reduced or increased in accordance with applicable law.

After the stock split, the per share market price of our common stock will likely increase and the number of shares of our stock in the public float will decrease. This increased per share market price may increase the attractiveness of our stock to potential investors and the financial community. Of course, we cannot guarantee that our stock price will increase in proportion to the split (or at all).

The number of shares of the company’s authorized common stock (2.0 billion) will not be affected by the stock split. As a result, the ability of our board of directors to issue authorized and unissued shares of common stock without further shareholder action will significantly increase. Our board of directors believes the availability of additional authorized but unissued shares of common stock will provide the company with the flexibility to issue stock for a variety of corporate purposes, including corporate financing, public or private offerings of our stock, and future acquisitions. We currently intend to issue shares of common stock to acquire StemVax. Other than for funding possible acquisitions and raising capital, our board has no plans, proposals, agreements or understandings, written or otherwise, for any transaction that would require the issuance of additional shares of common stock. For more information about the proposed acquisition of StemVax, please turn to “Interests of Certain Persons in or Opposition to Matters to be Acted Upon” on page 6.

The stock split may not have any of the desired consequences described above. The liquidity of our stock could be adversely impacted by the reduced number of shares outstanding after the stock split. Although our board believes that a higher stock price may help generate investor interest, there is no guarantee that the stock split will result in a per share price that is attractive to investors. Further, the decreased liquidity that may result from having fewer shares outstanding may not be offset by increased investor interest in our stock. In addition, the issuance in the future of more shares may have the effect of diluting the earnings per share and the book value per share, as well as the stock ownership and voting rights of currently outstanding shares of common stock.

Effect of the Stock Split

After the stock split, each shareholder will own a reduced number of shares of our common stock. Without taking into account any fractional shares that will be rounded to the nearest whole share as described below, based on the number of shares outstanding as of the record date, there will be approximately 1,601,888 shares of common stock issued and outstanding after the stock split. The stock split will affect all of our shareholders uniformly and will not affect any shareholder’s percentage ownership in the company, except for adjustments that may result from the treatment of fractional shares. The proportionate voting rights and other rights and preferences of our shareholders will not be affected by the stock split (other than rounding in lieu of fractional shares).

The reverse stock split will reduce the number of shares of common stock issuable upon the exercise of outstanding warrants by dividing the number of shares by 1,0000 and the exercise price per share will be increased by multiplying the price by 1,000.

Fractional Shares

No fractional shares will be issued as a result of the stock split. Instead, we will round each one-half share or greater resulting from the split up to the nearest whole share. Any less than one-half share of common stock resulting from the stock split will be rounded down to the nearest whole share, although any shareholder who holds fewer than 500 pre-split shares will receive one full share post-split.

Important Federal Income Tax Consequences of the Stock Split

The following description of the federal income tax consequences of the reverse stock split is based on existing U.S. federal income tax law, which may change, even retroactively. Our analysis is not binding on the Internal Revenue Service (IRS) and we cannot guarantee that the IRS or the courts will not adopt a position that is contrary to the statements contained in this information statement. This disclosure does not discuss all aspects of federal income taxation which may be important to you in light of your individual circumstances, and many shareholders may be subject to special tax rules. In addition, this information statement does not discuss any state, local, foreign, or other tax considerations. You should consult your tax advisor as to the particular federal, state, local, foreign, and other tax consequences, in light of your specific circumstances.

Our analysis also assumes that you are one of the following: (1) a citizen or resident of the United States; (2) a corporation or other entity taxable as a corporation created or organized under U.S. law (federal or state); (3) an estate, the income of which is subject to U.S. federal income taxation regardless of its sources; (4) a trust if a U.S. court is able to exercise primary supervision over administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust; or (5) any other person whose worldwide income and gain is otherwise subject to U.S. federal income taxation. Our conclusions also assume that you have held and will continue to hold your shares as capital assets for investment purposes under the tax code.

We believe that the reverse stock split should be treated as a tax-free “recapitalization” for federal income tax purposes. This should result in no material federal income tax consequences to the company. If you continue to hold new shares after the stock split, you should not recognize any gain or loss in the split, and you should have the same adjusted tax basis and holding period in your new stock as you had in your stock immediately prior to the stock split.

Because shareholders are not receiving cash in lieu of any fractional share interest, but instead fractional shares are being rounded up or down to the nearest whole share, it is unlikely that shareholders would be treated as if the company had redeemed any fractional share interest. It is therefore unlikely that rounding up fractional shares would result in any gain or loss as a result of the reverse stock split. The company should not recognize gain or loss as a result of the stock split.

Timing of the Name Change and Stock Split

The name change and reverse stock split will become effective on the day of filing the certificate of amendment to our articles of incorporation with the Colorado Secretary of State. Pursuant to Rule 14c-2 under the Exchange Act, the proposed amendments to our articles of incorporation may not be filed until twenty calendar days after the mailing of this information statement to our shareholders. We anticipate filing the amendments immediately following the expiration of the twenty-day waiting period. However, our board of directors retains discretion under Colorado law not to implement the amendments. If our board exercises this discretion, the name change and stock split will not be completed.

Approval of the Amendments

On June 15, 2020, our board of directors, believing it to be in the best interests of the company and our shareholders, approved the proposed amendments to our articles of incorporation and recommended to our shareholders adoption of the amendments. Under Colorado law, the amendments must be approved by shareholders holding shares of our stock having a majority of the votes entitled to be cast. Colorado law permits shareholders holding shares of our stock having not less than the minimum number of votes that would be necessary to authorize the amendments to approve the amendments by written consent without holding a meeting. To avoid the significant costs and delays associated with holding a meeting, our board elected to seek approval of the amendments by written consent. On June 15, 2020, Dan Martin, who owns all 5,000 outstanding shares of our Series A preferred stock, consented in writing without a meeting to the amendments. The holder of our preferred stock is entitled to cast a number of votes equal to that number of common shares which is not less than 60% of the vote required to approve the amendments. As a result, no further votes are required.

Stock Certificates

Shareholders will not be required to exchange their certificates as a result of the name change and reverse stock split. However, shareholders may exchange certificates if they so choose. Shareholders desiring new certificates representing the shares of the company to which they are entitled after the name change and reverse stock split may submit their existing stock certificates to our transfer agent, Island Stock Transfer, at 15500 Roosevelt Boulevard, Suite 104 Clearwater, Florida 33760. Any stock certificates existing before the split date and not exchanged will automatically represent the number of shares to which the shareholder is entitled after the split date.

Trading Symbol

Our common stock is currently quoted on the OTC Pink Open Markets under the symbol “XSNX.” After the effective date of the name change and stock split, we expect that our common stock will continue to be reported on the OTC Pink under the same symbol.

Security Ownership of Management and Significant Shareholders

The following table summarizes information about ownership of our stock by Daniel G. Martin, currently our sole director and officer, and our former officers and directors, who are the only other people we are aware of who beneficially own more than 5% of our stock. The information is as of June 15, 2020 and does not take into account the proposed 1-for-1,000 reverse stock split. On that date there were 1,601,887,744 shares of common stock outstanding.

We believe that the persons named in the table have sole voting and investment power with respect to all shares of stock that they beneficially own, subject to applicable community property laws. We have determined beneficial ownership in accordance with the rules of the SEC as explained in greater detail in the footnotes.

	Security			Percentage Ownership
Shareholder	Common	Preferred	Warrants
Daniel G. Martin (1) Chairman and Chief Executive Officer	—	5,000	—	60.0%
Former Officers and Directors
Thomas Anderson (2)	4,433,333	—	500,000,000	24.0%
Tom Djokovich (2)	13,000,000	—	500,000,000	24.4%
Oz Fundingsland (2)	2,666,667	—	500,000,000	23.9%
Mike Russak (2)	2,933,333	—	500,000,000	23.9%

(1)

Mr. Martin’s business address is c/o XsunX, Inc., 8834 Mayfield Road, Suite C, Chesterland, Ohio 44026. Mr. Martin does not own any of our common stock. However, TN3, LLC, a company he controls, owns all of our outstanding Series A preferred stock and Mr. Martin is considered to be the beneficial owner of those shares. The holder of our preferred stock is entitled to cast a number of votes equal to that number of common shares which is not less than 60% of the vote required to approve an action on all matters voted on by the company’s shareholders, which is reflected in Mr. Martin’s percentage ownership.

(2)

For purposes of this filing, the address of each of the listed individuals is 65 Enterprise, Aliso Viejo, California 92656. Each of the listed individuals previously served as a member of our board of directors until June 2, 2020. When they resigned from the board, we issued each of them warrants to purchase up to 500.0 million shares of XsunX common stock for $0.00001 a share. The purpose of the warrants was to compensate our former directors for serving on the company’s board without compensation in fiscal 2019. In accordance with applicable SEC rules, we determined the percentage ownership of each warrant holder by assuming he had exercised his warrant in full, but that none of the other warrant holders had exercised their warrants, which results in 2,101,887,744 common shares outstanding for determining percentage ownership. As a result of the SEC rules regarding the calculation of ownership, the percentage ownership column totals more than 100%.

Other Matters

Cost of this Information Statement

The entire cost of furnishing this information statement will be borne by the company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this information statement to the beneficial owners of our common stock held of record by them.

Dissenters’ Right of Appraisal

There are no appraisal rights for any shareholder who dissents from approval of the amendments to our articles of incorporation under our governing documents. Also, we have concluded that there are no appraisal rights for any shareholder who dissents from approval of the amendments to our articles of incorporation under Colorado corporation law. We refer you, however, to Colorado Revised Statutes § 7-113-102 which prescribes the rights of shareholders to dissent. There may be other rights or actions under state law for shareholders who object to reverse stock splits generally. Although the nature and extent of these rights or actions are uncertain and may vary depending upon the facts or circumstances, shareholder challenges to corporate action in general are related to the fiduciary responsibilities of corporate officers and directors and to the fairness of corporate transactions.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Daniel Martin, our new chief executive officer and sole board member, is also the chief executive officer and chairman of the board and a significant shareholder of Innovest Global, Inc., a diversified industrials company (OTC: IVST). On June 2, 2020, we entered into a membership interest purchase agreement with Innovest to acquire StemVax, LLC for 7.5 million shares of our unregistered common stock (after giving effect to the 1-for-1,000 reverse stock split described in this information statement). We expect to complete the acquisition in the third calendar quarter of 2020, but cannot guarantee that the transaction will be completed when expected, or at all. Without completing the reverse stock split, the company does not have enough authorized and unissued shares available to issue to Innovest to acquire StemVax. As a result, as an officer and owner of Innovest, Mr. Martin could be considered to have an interest in the reverse split of our common stock.

On June 2, 2020, we issued each of our former directors (Tom Djokovich, Thomas Anderson, Oz Fundingsland and Michael Russak) warrants to purchase up to 500.0 million shares of XsunX common stock for $0.00001 a share (500,000 shares for $0.01 a share after the reverse stock split). The purpose of the warrants was to compensate our former directors for serving on the company’s board without compensation in fiscal 2019. Without completing the reverse stock split, the company does not have enough authorized and unissued shares available to issue upon exercise of the warrants. As a result, our former directors could be considered to have an interest in the reverse split of our common stock.

Other than as described in the prior paragraphs, none of our current or former officers or directors or their respective affiliates has any substantial interest in the amendments to our articles of incorporation.

Where You Can Find More Information

We are subject to the information and reporting requirements of the Exchange Act and we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on the SEC’s website at www.sec.gov. You may also read and copy any document we file with the SEC at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C., 20549. You can request copies of these documents by contacting the SEC and paying a fee for the copying cost. Information on the operation of the Public Reference Room can be obtained by calling the SEC at 1-800-SEC-0330.

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